PRIVATE SALES
CHRISTIE'S

PRIVATE SALE INVOICE

Account Address
Masterworks Gallery LLC as agent for Masterworks Cayman SPC o/b/o its Gallery Segregated Portf
225 Liberty Street
29th Floor
New York, NY 10281
United States

Invoice Number	[redacted]
Date	12/16/2021
Account Number	[redacted]

Item Detail

Invoice Currency: USD

Description	Transaction	Amount	Key	Sales Tax	Total Amount
[redacted]	Item Price	8,010,000.00			8,010,000.00
	Sub Total				
	Item Price	8,010,000.00			US$ 8,010,000.00
	Sales Tax (DE,)				

Total Amount Due	**US$ 8,010,000.00**
Payment Schedule	
Due Date	**Amount Due**
14 June 2022	US$ 8,010,000.00

By signing below or making partial or full payment of the Total Amount Due, I agree to purchase the property set out in this invoice in accordance with the following Buyer's Private Sale Agreement Terms of Purchase.

Signature Mariya Golovina	Date December 16, 2021

Notes: Tax Message
Christie's will collect sales tax where legally required. The applicable sales tax rate will be determined based upon the state,county or local to which property will be shipped.It is the buyer's responsibility to ascertain and pay all taxes due. Buyers claiming exemption from sales tax must have the appropriate documentation on file with Christie's prior to the release of the property.

Shipping Address
Masterworks Gallery LLC Delaware Freeport
111 Alan Drive
Newark, DE 19711
United States

01657545

Christie's Inc 20 Rockefeller Plaza New York, NY 10020

Telephone +1 212 636 2000 Fax +1 212 636 4930

christies.com

Buyer's Private Sale Agreement
Terms of Purchase

Masterworks Gallery LLC as agent for Masterworks Cayman SPC on behalf of its Gallery Segregated Portfolio
25 Liberty Street, 29th Floor
New York, NY 10281 USA

Client reference number: 10560060

The following sets out the terms of the agreement for the purchase of the item as described on the invoice (the "**Property**"). The agreement is between the seller, for whom Christie's acts as agent, and the buyer ("**you**", "**your**").

1. PAYMENT

This agreement records your agreement to purchase the Property from the seller at the price set out on the attached invoice (being the "**Total Amount Due**" plus any applicable taxes) by the Payment Due date set out in the in invoice, which is to be no later than 180 days from the date of the invoice.

If you are buying the Property on behalf of an undisclosed principal (the ultimate buyer(s)), you accept personal liability to pay the Total Amount Due plus any applicable taxes.

If you fail to make full and clear payment of the Total Amount Due plus any applicable taxes to us by the Payment Due Date, you agree that we may enforce our rights against you under the terms of this agreement which shall include, but are not limited to, enforcing your payment obligations, cancelling the sale and/or charging interest and storage charges.

2. WARRANTIES

Your Warranties

(a) You warrant that the funds used for settlement are not connected with any criminal activity, including tax evasion, and you are neither under investigation, nor have you been charged with or convicted of money laundering, terrorist activities or other crimes.
(b) If you are buying the Property on behalf of an undisclosed principal (the ultimate buyer(s)), you will inform us in writing that you are not the ultimate buyer(s) and confirm to us the identity of the ultimate buyer(s). You also warrant that:

(i) you have conducted appropriate customer due diligence on the ultimate buyer(s) of the Property in accordance with any and all applicable anti-money laundering and sanctions laws, consent to us relying on this due diligence, and you will retain for a period of not less than five (5) years the documentation and records evidencing the due diligence. You will make such documentation and records immediately available to us for inspection upon our written request. We will not disclose such documentation or records to any third-party unless it is already in the public domain, or it is required to be disclosed by law and regulations;
(ii) the arrangements between you and the ultimate buyer(s) are not designed to facilitate tax crimes; and
(iii) you do not know, or have reason to suspect, that the funds used for settlement are connected with, the proceeds of any criminal activity or that the ultimate buyer(s) are on a sanctions list, under investigation, or have been charged with or convicted of money laundering, terrorist activities or other crimes.

Seller's Warranties

In relation to each item of Property sold, the seller gives a warranty that the seller:
(a) is the owner of the Property, or a joint owner of the Property acting with the permission of the owner or co-owner(s), or, if the seller is not the owner of the Property, the seller has the permission of the owner(s) to sell the Property; and
(b) has the right to transfer ownership of the Property to you without any restrictions or claims by anyone else.

Our Authenticity Warranty

We warrant, subject to the terms below, that the Property is Authentic (the "**Authenticity Warranty**"). If, within five years of the date of the invoice, you give notice to us that the Property is not Authentic, subject to the terms below, we will refund the Total Amount Due plus any applicable taxes. In this section, "**Authentic**" means a genuine example, rather than a copy or forgery of: (i) the work of a particular artist, author or manufacturer, if the Property is described in the Heading as of the work of that artist, author or manufacturer; (ii) a work created within a particular period or culture, if the Property is described in the Heading as a work created during that period or culture; (iii) a work of a particular origin or source if the Property is described in the Heading as being of that origin or source; or (iv) in the case of gems, a work which is made of a particular material, if the Property is described in the Heading as being made of that material.
The terms of the Authenticity Warranty are as follows:

(a) It will be honoured for claims notified within a period of five years from the date of the invoice. After such time, we will not be obligated to honour the Authenticity Warranty.
(b) It is only given for information shown in UPPERCASE type (ie. having all capital letters) in the first line of the Property description on the invoice (the "**Heading**"). It does not apply to any information other than in the Heading even if shown in UPPERCASE type.
(c) It does not apply to any Heading or part of a Heading which is qualified by a clarification used in the Heading such as "Attributed to…", "Studio of…"/"Workshop of…", "Circle of…", "Follower of…", "Manner of…", or "After…".
(d) It does not apply where scholarship has developed since the date of the invoice leading to a change in generally accepted opinion. Further, it does not apply if the Heading either matched the generally accepted opinion of experts at the date of the invoice or drew attention to any conflict of opinion.
(e) It does not apply if the Property can only be shown not to be Authentic by a scientific process which, on the date of the invoice, was not available or generally accepted for use, or which was unreasonably expensive or impractical, or which was likely to have damaged the Property.
(f) You will transfer title of the Property to a segregated portfolio of Masterworks Cayman SPC ("**Rothko Segregated Portfolio**") and the Property will be the only asset held by Rothko Segregated Portfolio. You agree to notify us of the date that title transfers from you to Rothko Segregated Portfolio, such date being the "**Transfer Date**", and provide us with documentation evidencing the transfer of title. From the date that title of the Property passes to you under paragraph 5 of this agreement up to the Transfer Date, the benefit of the Authenticity Warranty will only be available to you. From the Transfer Date, the benefit of the Authenticity Warranty will only be available to Rothko Segregated Portfolio, provided that at the time of the claim Rothko Segregated Portfolio is a wholly owned portfolio of Masterworks Cayman SPC. The benefit of this Authenticity Warranty may not be transferred to anyone else, including, without limitation, any shareholder or group of shareholders who indirectly beneficially have an interest in the Property.
(g) To claim under the Authenticity Warranty, you must: (i) give us written notice of your claim within five years of the date of the invoice. We may require full details and supporting evidence of any such claim; (ii) at Christie's option, we may require you to provide the written opinions of two recognised experts in the field of the Property mutually agreed by you and us in advance confirming that the Property is not Authentic. If we have any doubts, we reserve the right to obtain additional opinions at our

expense; (iii) return the Property at your expense to us in the same condition it was at the date of the invoice.

(h) Your only right under this Authenticity Warranty is to cancel the sale and receive a refund of the Total Amount Due plus any applicable taxes paid by you to us. We will not, in any circumstances, be required to pay you more than the Total Amount Due plus any applicable taxes nor will we be liable for any loss of profits or business, loss of opportunity or value, expected savings or interest, costs, damages, special, consequential, incidental, indirect or other losses or damages, or expenses.

(i) **Books**. Where the Property is a book, we give an additional warranty for 14 days from the date of the invoice that if on collation the Property is defective in text or illustration, we will refund the Total Amount Due plus any applicable taxes, subject to the terms below. This additional warranty does not apply to (i) the absence of blanks, half titles, tissue guards or advertisements, damage in respect of bindings, stains, spotting, marginal tears or other defects not affecting completeness of the text or illustration; (ii) drawings, autographs, letters or manuscripts, signed photographs, music, atlases, maps or periodicals; (iii) books not identified by title; (iv) books which are sold not subject to return; or (v) defects stated in any condition report. To make a claim under this paragraph you must give written details of the defect and return the Property to us in the same condition as at the time of sale, within 14 days of the date of the invoice.

(j) **South East Asian Modern and Contemporary Art and Chinese Calligraphy and Painting**. In these categories, the Authenticity Warranty does not apply because current scholarship does not permit the making of definitive statements. Christie's does, however, agree to cancel a sale in either of these two categories of art where it has been proven the Property is a forgery. Christie's will refund to the original buyer the Total Amount Due plus any applicable taxes in accordance with the terms of Christie's Authenticity Warranty, provided that the original buyer notifies us with full supporting evidence documenting the forgery claim within twelve (12) months of the date of the invoice. Such evidence must be satisfactory to us that the Property is a forgery in accordance with paragraph 2(g)(ii) above and the Property must be returned to us in accordance with paragraph 2(g)(iii) above. Paragraphs 2(b), (c), (d), (e), (f) and (h) also apply to a claim under these categories.

(k) **Chinese, Japanese and Korean artefacts (excluding Chinese, Japanese and Korean calligraphy, paintings, prints, drawings and jewellery)**. In these categories, paragraph 2(b) – (d) above shall be amended so that where no maker or artist is identified, the Authenticity Warranty is given not only for the Heading but also for information regarding the date or period shown in UPPERCASE type in the second line of the Property description on the invoice (the "**Subheading**"). Accordingly, all references to the Heading in paragraph 2(b) – (d) above shall be read as references to both the Heading and the Subheading.

You understand and agree that other than as set out above the Property is sold "as is" and any statement made by us whether orally or in writing regarding the authorship, origin, date, age, size, medium, attribution, genuineness, provenance or condition of the Property is merely a statement of opinion and is not to be relied on as a statement of definitive fact.

To the fullest extent permitted by law, the only right you have against us and/or the seller for breaking this agreement (including breaking the Seller's Warranties or Authenticity Warranty) is to cancel the sale and receive a refund of the Total Amount Due. We and the seller will not be responsible for any special, consequential, incidental, indirect or other losses or damages (including lost profits or interest) you may incur as a result of entering into this agreement.

3. COLLECTION AND STORAGE

Unless otherwise agreed, you agree to collect the Property within five days of our receipt of full and clear funds of the Total Amount Due plus any applicable taxes. If you fail to do so, we may, at our option, remove the Property to another Christie's location or an affiliate or third party warehouse. The storage terms can be found at christies.com/storage. We may charge you removal, storage, handling, and other costs. You are responsible for:

(a) any taxes, tariffs, VAT or duties (including import and export duties and taxes) which apply to the purchasing, collecting and/or transporting the Property;

(b) obtaining export licences which you may need and providing us with a copy of all export documents;

(c) providing us with correct information on your tax status and plans to transport the Property; and

(d) any claims, costs, expenses or penalties arising from your failure to carry out your obligations in this paragraph.

4. EXPORT LICENCE

It is your responsibility to determine and satisfy the requirement of any applicable laws or regulations relating to the export or import of any Property you purchase. Applying for an export licence, does not excuse you from paying the Total Amount Due plus any applicable taxes or tariffs or prevent us from charging you for storage and/or interest on late payments. If you want us to apply for an export licence for you or arrange to transport the Property, we can charge you separately for these services. We cannot guarantee that you will receive an export licence if we apply on your behalf. If you are refused a licence or there is a delay in getting one, you must still pay us in full for the Property.

5. TRANSFER OF OWNERSHIP & RISK

Transfer of Ownership

Ownership of the Property will pass to you when we receive full and clear payment of the Total Amount Due plus any applicable taxes.

Transfer of risk

Risk and responsibility for the Property will pass to you upon the earlier of (i) when you collect the Property or (ii) when we receive full and clear payment of the Total Amount Due plus any applicable taxes.

6. OUR ABILITY TO CANCEL

In addition to the other rights of cancellation contained in this agreement, we can cancel the sale if (i) any of your warranties are incorrect, (ii) we reasonably believe that completing the transaction is or may be unlawful; or (iii) we reasonably believe that the sale places us or the seller under any liability to anyone else or may cause damage to our reputation.

7. CONFIDENTIALITY

Both of us agree to keep the terms of this agreement (which for us includes your identity) confidential unless we are required by law to reveal them. We will not have to reveal the identity of the seller to you. Notwithstanding the foregoing, you may disclose the terms of this agreement in reports filed with the United States Securities Exchange Commission, but solely to the extent required to comply with applicable law.

8. YOUR IDENTITY AND PERSONAL INFORMATION

(a) You confirm that your name and address as set out on the invoice are accurate. You agree to give us any information and documents we may reasonably need to satisfy our client identification procedures. You confirm that all information and documents you provide are accurate and are originals or true copies of the originals.
(b) By signing the invoice, you accept that we will hold and process your personal data and information and may pass it to other Christie's group companies including Christie's International Plc and its subsidiaries for use as described in, and in line with, Christie's privacy notice which you can access at http://www.christies.com/about-us/contact/privacy. If you are a resident of California you can see a copy of our California Consumer Privacy Act statement at https://www.christies.com/about-us/contact/ccpa.

9. ENFORCING THE AGREEMENT

If a court finds that any part of this agreement is invalid, illegal or impossible to enforce, that part of the agreement will be treated as being deleted, and the rest of this agreement will not be affected.

10. ENTIRE AGREEMENT

You acknowledge that in entering into this agreement you are not relying on any statement or guarantee by any person. This agreement is the whole agreement between you and us. It may only be amended by a signed agreement between you and us.

11. TRANSFERRING YOUR RIGHTS AND RESPONSIBILITIES

You may not grant a security over or transfer your rights or responsibilities under this agreement unless we have given our written permission which we will not withhold unreasonably. This agreement will be binding on your estate and anyone who takes over your rights and responsibilities.

12. TRANSLATION

If we have provided you with a translation of this agreement, this original version will be the one we use in deciding any issues which arise.

13. ARTIST RESALE ROYALTY

In certain countries, local laws mean the artist or the artist's estate is entitled to a royalty known as the Artist's Resale Right or Droit de Suite. Where these laws apply to the Property, you agree to pay us an amount equal to the royalty due under the relevant local law. We will then pay this amount to the artist's collection agency on behalf of the seller.

14. LAW AND DISPUTES

This agreement, and any contractual or non-contractual dispute arising out of or in connection with this agreement, will be governed by English law. Before either you or we start any court proceedings and if you and we agree, you and we will try to settle the dispute by mediation in accordance with the CEDR Model Mediation Procedure. If the dispute is not settled by mediation, you agree for our benefit that the dispute will be referred to and dealt with exclusively in the English courts; however, we will have the right to bring proceedings against you in any other court.

Signed: DocuSigned by:
72C6CB6DA9E7466...

For and on behalf of Christie's INC

Signed: Mariya Golovina

For and on behalf of Masterworks Gallery LLC as agent for Masterworks Cayman SPC on behalf of its Gallery Segregated Portfolio

CHRISTIE'S

USD Payment Methods

Please note: Christie's will not accept payment for private sales from any party other than the buyer.

Private sale purchases at Christie's may be paid by bank transfer using the details below:

Wire Transfer

JP Morgan Chase Bank, N.A.
270 Park Avenue
New York, NY 10017
AB [redacted]
FBO: Christie's Inc.
Account [redacted]

For international transfers, SWIFT: [redacted]

In order to process your payment efficiently, please quote **invoice** number and **account** number with all transactions.

Should you have any queries regarding payment, please do not hesitate to call us by telephone on +44 (0)20 7389 2671/ +1 212 641 5777 or email privatesalesservicecentre@christies.com.

01657545